Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of EV Energy Partners, L.P. of our report dated February 8, 2012 relating to the financial statement of the Barnett Shale Properties, as defined in the purchase and sale agreement dated November 2, 2011 between Encana Oil & Gas (USA) Inc. and EV Properties, L.P. along with certain institutional partnerships managed by EnerVest, Ltd., for the nine months ended September 30, 2011, which appears in the Current Report on Form 8-K/A of EV Energy Partners, L.P. dated February 9, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 8, 2012